UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D)

of the

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 4, 2008

(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-51689	88-0456274
(Commission File Number)	(I.R.S. Employer Identification No.)

2121 Sage Road, Suite 200
Houston, Texas	77056
(Address of Principal Executive Offices)	(Zip Code)

6303 Beverly Hill, Suite 210
Houston, Texas 77057
(Former name or former address, if changed since last report.)

(713) 781-6173
(Telephone number, including area code)

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(b) Resignation of Director and Officer.

On Monday, April 7, 2008, following the election of Michael S. Studdard to the Board, Mr. Michael C. Wittenburg submitted his resignation as Vice President, Secretary, Treasurer and Director of the Company, effective as of April 7, 2008. His resignation as a Director also includes his resignation as a member of the Audit Committee on which he served.  There were no disagreements on any of the Company’s operations, policies or practices.

(d) Election of New Director.

On April 4, 2008, the size of the Board of Directors of the Company was expanded to seven (7) members, and Michael S. Studdard was elected to serve as a member of the Board of Directors, filling one of the additional  two Board seats. Also on that date he was appointed as a member of the Audit and Compensation Committees of the Board of Directors.

Mr. Studdard has served for almost two years as president and a director of Wentworth Energy, Inc., a publicly traded oil and gas exploration and development company based in Palestine, Texas. Mr. Studdard has over 25 years experience in operating diversified companies in the oil and gas industry and brings strong, independent general business skills to the Board of Directors.

The Board considers Mr. Studdard to be an independent director, as defined in Section 10A-3(b) of the Securities Exchange Act of 1934. As a non-management member of the Board, Mr. Studdard will receive the same standard compensation paid to other non-management directors for service on the Board and its committees.

There are no arrangements or understandings between Mr. Studdard and any other person pursuant to which he was selected either as a director or as a member of the Audit and Compensation Committees, and there have been no transactions since the beginning of the Company’s last fiscal year, or are currently proposed, regarding Mr. Studdard that are required to be disclosed by Item 404(a) of Regulation S-K.

On April 8, 2008, Michael G. Wirtz, Vice President & CFO, assumed the responsibilities of Secretary and Treasurer.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

EXHIBIT NO.	IDENTIFICATION OF EXHIBIT

99.1
Press Release of Exobox Technologies Corp., dated April 8, 2008, reporting the election of Michael S. Studdard as a member of its Board of Directors effective April 4, 2008 and the resignation of Michael C. Wittenburg, a member of its Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By: /s/Robert B. Dillon
Robert B. Dillon, President & CEO

Dated: April 8, 2008

EXHIBIT INDEX

EXHIBIT NO.	IDENTIFICATION OF EXHIBIT

99.1
Press Release of Exobox Technologies Corp., dated April 8, 2008, reporting the election of Michael S. Studdard as a member of its Board of Directors effective April 4, 2008 and the resignation of Michael C. Wittenburg, a member of its Board of Directors.